Exhibit – Filing Fees

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Wintrust Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common stock, no par value per share	457(r)	3,450,000	(2)	$86.00	$296,700,000	0.0000927	$27,504.09
Fees Previously Paid	–	–	–	–		–	–	–	–
	Total Offering Amounts						$296,700,000
	Net Fee Due								$27,504.09

(1) The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on May 6, 2020 (File No. 333-238023) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2) Includes 450,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares.